Exhibit 10.P.2

[FINOVA letterhead]

February 20, 2004

Dear Richard Lieberman,

This letter includes information relayed to you by Glenn Gray concerning the bonus you have been awarded for 2003, any 2004 salary change and severance benefits.

Salary

Effective March 1, 2004 your salary will be increased by a 2% cost of living adjustment.

2003 Bonus

Your 2003 bonus opportunities ranged from 0% to 200% of your base salary and you have been awarded $310,000.00 in bonus which is 76% of your maximum bonus opportunity. Although the Bonus Plan is discretionary in nature, your personal performance, the company’s overall results, and your Department’s results all factored into determining this award. Congratulations!

Severance

1.	Base severance - in the event you are involuntarily terminated for reasons other than cause or performance, you will be eligible to receive severance pay in a lump sum, less applicable taxes, equal to 4 weeks for each full year of service prorated for partial years with a minimum of 52 weeks and a maximum of 78 weeks base salary.

2.	Your base severance will also be increased by $26,032, in partial consideration for having previously changed from the Tier II to the Tier III Senior Management Severance Plan.

3.	In recognition of your contribution during 2003, in addition to the base severance pay detailed in (1) above, you will receive another 19.27 weeks of severance. You will have the opportunity to be awarded additional severance weeks for future years. Participation in this program is discretionary and based upon the criticality of your position and your performance. The total of your base and additional severance weeks may exceed the 78 week maximum stated in (1) above.

Funding for the payment of severance is secured in the FINOVA Severance Trust.

Since the task of liquidating the portfolio cannot be forecast precisely, it is difficult to predict our staffing needs, but every effort will be made to give you at least 30 days notice of your termination date.

COBRA

The Company will pay COBRA premiums (medical only) on your behalf for a period of time equal to the number of weeks of your base severance pay (item (1) above), rounded to the next whole month with a minimum of 12 months up to a maximum of 18 months. You must be a participant in the medical plan at the time you are terminated, enroll in the plan through ADP’s COBRA administration, and send a copy of the enrollment material to ADP to receive this benefit. The additional severance weeks granted to you for 2003 in item (2) above will not be eligible for Company paid COBRA premiums nor will any additional weeks granted in the future through this program.

Career Continuation Counseling

You will also receive career-planning services to help you obtain future employment. Details of this benefit will be communicated at that time.

Resignations and Terminations for Cause or Performance

If you voluntarily resign or are terminated for cause or performance at any time, you are not eligible to receive severance benefits.

Nothing in this letter forms a contract of employment for any specific duration or on any specific terms and FINOVA retains the right to terminate your employment at any time.

This letter is subject to the terms of applicable policies and the specific plans relating to the matters notes above, such as FINOVA’s Severance Pay Plan, Enhanced Severance Plans, the Annual Bonus Plans and the Employee Severance and Bonus Trusts, which are incorporated by reference. If those policies or plans conflict with this letter, the terms most beneficial to the employee shall rule.

If you have any questions, please feel free to call me at 480-636-6544.

Sincerely,

/s/ Susan DeFelice

Susan DeFelice

Director Benefits & HR